Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
March 20, 2015	Contact Benjamin Bochnowski
(219) 853-7575

Peoples Bank Signs Definitive Agreement

to Acquire Liberty Savings Bank, FSB

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, announced today that its bank subsidiary, Peoples Bank SB (“Peoples”) has signed a definitive agreement to acquire Liberty Savings Bank, FSB (“Liberty”), a federal mutual savings bank headquartered in Whiting, Indiana, by merger. A copy of the definitive agreement is available as Exhibit 10.1 to the Bancorp’s 8-K filed today with the Securities Exchange Commission (the “SEC”) at the SEC’s internet site (http://www.sec.gov).

Peoples will acquire the assets and liabilities of Liberty in a voluntary supervisory merger conversion transaction. No shares will be issued or cash or other consideration paid in the transaction. The transaction will not require the approval of the members of Liberty.

Liberty has a home office and two branch offices in Lake County, Indiana. As of December 31, 2014, Liberty reported total assets of $58.9 million, total loans of $30.8 million, and total deposits of $55.1 million. Subject to regulatory approval, the transaction is expected to close in the third quarter of 2015. The combined bank is expected to have approximately $842.9 million in assets, $534.0 million in loans and $699.2 million in deposits. The acquisition will expand Peoples Bank’s banking center network into Whiting and Winfield, Indiana.

“This agreement demonstrates our commitment to strategically and prudently expand our high-performing community banking franchise through consolidation. Liberty is a strong strategic, financial and cultural fit for us, and has a loyal customer base,” said David A. Bochnowski, chairman and chief executive officer of Peoples and the Bancorp. “Peoples and Liberty have come together as a team to create value for our customers, stakeholders and the communities we serve by executing a strategic merger,” he said.

According to Joseph R. Shimala, president and chief executive officer of Liberty Savings Bank, FSB, the merger of the two community banks will be extremely beneficial to their customers. “Liberty Savings Bank, known as ‘The little bank with the big heart,’ believes that Peoples Bank has even a bigger heart when it comes to serving the needs of businesses and families within Northwest Indiana,” said Shimala. “Both banks share a deep pride in helping form our communities over the decades. This combination will furnish Liberty Savings clients with a wider range of deposit, investment, wealth management and loan products, while still providing clients with the personal service to which they have grown accustomed to throughout the years,” he said.

Peoples Bank President and Chief Operating Officer Benjamin Bochnowski describes the combination as an important step forward for community banking in Northwest Indiana. “We share the same core beliefs of delivering exceptional customer service, creating partnerships and engaging the community,” he continued. “Together we will be an even stronger bank that will continue to create value for the many stakeholders that have invested in Peoples over the years, while providing expanded resources, products and services to benefit Liberty’s customers,” he added.

Other Items

NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Highland, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.